Mailstop 3233
                                                          September 11, 2018



Via E-mail
David Smetana
Chief Financial Officer
Mack-Cali Realty Corporation
Mack-Cali Realty, L.P.
Harborside 3
210 Hudson Street
Suite 400
Jersey City, New Jersey, 07311

       Re:      Mack-Cali Realty Corporation
                Mack-Cali Realty, L.P.
                Form 10-K for Fiscal Year Ended
                December 31, 2017
                Filed February 21, 2018
                File No. 001-13274 and 333-57103-01

Dear Mr. Smetana:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          /s/ Jennifer Monick

                                                          Jennifer Monick
                                                          Assistant Chief
Accountant
                                                          Office of Real Estate
and
                                                          Commodities